UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of Earliest Event Reported) May 5, 2009
E. I. du Pont de Nemours and Company
(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction Of Incorporation)	1-815 (Commission File Number)	51-0014090 (I.R.S. Employer Identification No.)
1007 Market Street
Wilmington, Delaware 19898
(Address of principal executive offices)
Registrant’s telephone number, including area code: (302) 774-1000
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05	Costs Associated with Exit or Disposal Activities
     On May 5, 2009, in response to the protracted global economic recession, DuPont committed to an initiative to address the steep and extended downturn in transportation and construction markets, and the extension into industrial markets. The plan is designed to restructure asset and fixed cost bases primarily in the Coatings & Color Technologies, Electronics & Communication Technologies, Performance Materials, and Safety & Protection segments in order to maintain long-term competitiveness and maximize pretax operating income. The program will result in one-time pretax charges to earnings of $340 million to $390 million in the second quarter 2009, comprised of about $225 million of severance and related benefits costs and about $145 million primarily related to asset write-offs. DuPont expects to incur approximately $35 million of other costs, the majority of which will be incurred during the remainder of 2009 and 2010, primarily related to dismantlement and removal costs and accelerated depreciation associated with implementation of the plan. Future cash expenditures are anticipated to be $230 million to $260 million related to this initiative, comprised of about $225 million for the payment of severance and related benefits and about $25 million primarily related to dismantlement and removal costs.
     Under the plan, DuPont will eliminate about 2,000 positions by severance and expects this initiative to be substantially complete in 2010.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

E. I. DU PONT DE NEMOURS AND COMPANY (Registrant)
/s/ Barry J. Niziolek
Barry J. Niziolek
Vice President and Controller

May 7, 2009

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